EXHIBIT 99.1

eLINEAR ANNOUNCES NEW CEO AND PRESIDENT

HOUSTON, TEXAS, June 6, 2006 - The Board of Directors of eLinear, Inc. (AMEX: ELU) announced today the appointments of Vice Chairman of the Board and Co-founder ,Tommy Allen, as Chief Executive Officer and Phillip Michael Hardy as President. Mr. Hardy will remain as Chief Financial Officer and Treasurer. The appointments coincide with the resignation of C.E.O. and Director Michael J. Lewis.

    Mr. Allen, Co-founder, Vice Chairman of the Board and the company’s largest shareholder states, “I am excited to take the reins as eLinear moves in a new strategic direction. Our focus on the areas of our core expertise is the basis upon which the company will move to profitability. Our team has a number of initiatives directed at improving operating margins and reducing operating expenses.” There are no immediate plans to replace Mr. Lewis on the Board of Directors. Mr. Allen and Mr. Hardy retain their positions on the Board. Mr. Hardy joined the Company in November of 2005 as Chief Financial Officer. He was named Treasurer and appointed to the Board of Directors in December 2005. Prior to joining eLinear Mr. Hardy owned and operated a private investment company, Phillip M. Hardy Consultants, Inc. were he was involved in organizing, funding and managing approximately 20 businesses in the areas of physical security software (Digital Vision Systems, Inc.), real estate development (Argus Development Company), real estate investment, security consulting and communications systems distribution (Security Communications Systems).

    Carl A. Chase, Chairman of the Board of eLinear, stated, “We are grateful for the many contributions made by Mike Lewis since joining the company and we are fortunate that Tommy’s history with and relationship to the company will make for a smooth transition. We are confident that with this management team, eLinear will be in a better position to take advantage of the growth opportunities that we have identified.”

About eLinear, Inc.

    eLinear, Inc. is a communications, security and compliance company providing integrated technology solutions including information and physical security, IP Telephony and network and storage solutions infrastructure. Typically, the company’s customers are Fortune 2000 and small to medium sized business organizations. eLinear’s services are offered to companies seeking to increase productivity or reduce costs through investing in technology. eLinear has a national and international footprint and has its headquarters in Houston, Texas. For more information, see http://www.elinear.com.

Safe Harbor Statement

    This press release contains statements that may constitute forward-looking statements, including the company's ability to realize the projected revenues from the newly announced project orders and the future strength of the company's business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about eLinear please visit www.elinear.com or www.sec.gov. eLinear undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:
Frank Benedetto                                                          Phillip M. Hardy
Mirador Consulting, Inc.                   eLinear Solutions
Phone 877-MIRADOR Fax: 561-989-0069                                Phone: (713) 896-0500
e-mail: fb@miradorconsulting.com                                e-mail: investorrelations@elinear.com